Exhibit 99.1

United States Oil Fund, LP

Monthly Account Statement

For the Month Ended September 30, 2026

Statement of Income (Loss)
Income
Realized Trading Gain (Loss) on Commodity Futures	$295,491,813
Realized Gain (Loss) on Swap Contracts	31,904,629
Realized Gain (Loss) on short-term U.S. Treasury Obligations	(413,583)
Unrealized Gain (Loss) on Market Value of Commodity Futures	(141,224,732)
Unrealized gain (loss) on Fair Value of Swap Contracts	(10,312,916)
Dividend Income	406,217
Interest Income	5,242,007
ETF Transaction Fees	15,750
Total Income (Loss)	$181,109,185

Expenses
General Partner Management Fees	$714,579
Professional Fees	210,507
Brokerage Commissions	159,338
Directors' Fees and Insurance	30,626
License Fees	23,820
Total Expenses	$1,138,870
Net Income (Loss)	$179,970,315

Statement of Changes in Net Asset Value
Net Asset Value Beginning of Month 9/1/26	$1,790,469,813
Additions (6,400,000 Shares)	940,698,279
Withdrawals (8,500,000 Shares)	(1,264,202,703)
Net Income (Loss)	179,970,315

Net Asset Value End of Month	$1,646,935,704
Net Asset Value Per Share (11,323,603 Shares)	$145.44

To the Limited Partners of United States Oil Fund, LP:

Pursuant to Rule 4.22(h) under the Commodity Exchange Act, the undersigned represents that, to the best of his knowledge and belief, the information contained in the Account Statement for the month ended September 30, 2026 is accurate and complete.

/s/ Stuart P. Crumbaugh
Stuart P. Crumbaugh
Chief Financial Officer
United States Commodity Funds LLC, General Partner of United States Oil Fund, LP

United States Commodity Funds LLC
1850 Mt. Diablo Boulevard, Suite 640
Walnut Creek, CA 94596